Exhibit 99.1

           I.C. Isaacs Reports Second Quarter 2007 Financial Results

     NEW YORK--(BUSINESS WIRE)--Aug. 14, 2007--I.C. Isaacs & Company, Inc. (OTCBB: ISAC), designer and marketer of the Marithe + Francois Girbaud brand of casual denim and sportswear, today reported second quarter 2007 results.

     For the three months ended June 30, 2007, the Company reported that net sales were $8.5 million compared to $24.0 million in the year ago period. The Company reported a second quarter net loss of $(3.4) million, or $(0.28) per share compared to net income of $2.3 million or $0.19 per diluted share in the prior year period. The Company noted that net income for the second quarter of 2006 included an income tax benefit of $272,000 or $.02 per diluted share.

     `Robert Stec, Interim Chief Executive Officer, commented, "While our financial results show clearly that our challenges continue, we have made very good progress in a number of areas. We have restructured our design department to focus on merchandise strategies and to reduce our costs. We have completed a comprehensive restructuring of our sales organization, creating efficiency and significantly improving our capabilities to penetrate both the urban and contemporary market segments. We have made a strong effort to cut costs across the organization, reduced our headcount from 110 employees at year end to just over 80 currently, and implemented cost reduction programs in all areas of the organization. We also have exercised more creative control and have therefore, improved the effectiveness of our marketing campaigns. A new brand positioning and marketing campaign is currently under development for the U.S. and will be launched in first quarter of 2008. At the same time, we are increasingly excited about diversifying our business. We are focused on introducing a new line, "Le Jean de Marithe + Francois Girbaud" for Holiday and will follow with a comprehensive jean based lifestyle assortment for Spring. The early previews of both the revamped urban line and the contemporary line have been received very positively by the retail community. We expect to see order backlog building in both segments during and after the upcoming MAGIC trade show. Additionally, we are continuing to work toward diversifying our brand portfolio through acquisition and licensing and further segmentation of the Girbaud brand".

     While we do expect to have a difficult second half, we believe we are successfully positioning our business to improve significantly next year and into the future. We have the complete support of our licensor and continue to work on both the long term growth plans and positioning as well as a contract extension beyond 2011.

     The Company noted that inventories at quarter's end were $7.3 million, an improvement versus the year-end level of $10.5 million driven by utilization of off-price clearance and rationalization of purchasing activity.

     The Company also reported that order backlog as of June 30, 2007 was approximately $11.8 million, down from $26.9 million on June 30, 2006.

     About I.C. Isaacs & Company

     I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2007, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2007 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.


                     I.C. Isaacs & Company, Inc.
          Consolidated Statements of Operations (Unaudited)
                (000's omitted except per share data)

                                     Three Months
                                         Ended       Six Months Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                     2007     2006     2007     2006
                                   -------- -------- -------- --------

Net sales                          $ 8,496  $24,041  $22,690  $45,304
Cost of sales                        5,501   14,270   14,812   26,467
                                   -------- -------- -------- --------

Gross profit                         2,995    9,771    7,878   18,837
                                   -------- -------- -------- --------

Operating Expenses
  Selling                            1,679    2,599    3,945    5,293
  License fees                       1,125    1,581    2,250    2,959
  Distribution and shipping            478      618    1,114    1,230
  General and administrative         2,444    2,800    4,723    4,838
  Severance                            599       --    1,212       --
                                   -------- -------- -------- --------

Total operating expenses             6,325    7,598   13,244   14,320
                                   -------- -------- -------- --------

Operating (loss) income             (3,330)   2,173   (5,366)   4,517
                                   -------- -------- -------- --------

Other income (expense)
  Interest, net of interest income     (54)     (98)    (124)    (180)
  Other, net                             5       (2)       4        4
                                   -------- -------- -------- --------

Total other income (expense)           (49)    (100)    (120)    (176)
                                   -------- -------- -------- --------

Income (loss) before income taxes   (3,379)   2,073   (5,486)   4,341
 Income tax benefit (expense)           --      272       --      549
                                   -------- -------- -------- --------
Net (loss) income                  $(3,379) $ 2,345  $(5,486) $ 4,890
                                   -------- -------- -------- --------


Basic (loss) income per share      $ (0.28) $  0.20  $ (0.45) $  0.41
Basic weighted average shares
 outstanding                        12,283   11,996   12,249   11,996
Diluted (loss) income per share    $ (0.28) $  0.19  $ (0.45) $  0.39
Diluted weighted average shares
 outstanding                        12,283   12,665   12,249   12,666


                     I.C. Isaacs & Company, Inc.
               Consolidated Balance Sheets (Unaudited)
                (000's omitted except per share data)

                                              June 30,    December 31,
                                                 2007         2006
                                             ------------ ------------

Assets
Current
  Cash, including temporary investments of
   $59 and $77                               $     2,437  $       525
  Accounts receivable, less allowance for
   doubtful accounts of $700 and $725              6,113       13,268
  Inventories                                      7,301       10,492
  Prepaid expenses and other                         862        1,004
                                             ------------ ------------

    Total current assets                          16,713       25,289
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         3,044        3,233
Other assets                                         276          287
                                             ------------ ------------

                                             $    20,033  $    28,809
                                             ============ ============
Liabilities And Stockholders' Equity
Current
  Overdrafts                                 $        --  $         8
  Revolving line of credit                            --        3,390
  Current maturities of long-term debt             2,103        2,103
  Accounts payable                                 1,271        2,831
  Accrued expenses and other current
   liabilities                                     2,810        1,806
                                             ------------ ------------

    Total current liabilities                      6,184       10,138
                                             ------------ ------------

Minimum pension liability                          1,813        1,603

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 13,459 and 13,251
   shares issued; 12,283 and 12,074 shares
   outstanding                                         1            1
  Additional paid-in capital                      45,757       45,302
  Accumulated deficit                            (26,093)     (20,606)
  Accumulated other comprehensive income          (5,306)      (5,306)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------

    Total stockholders' equity                    12,036       17,068
                                             ------------ ------------

                                             $    20,033  $    28,809
                                             ============ ============


                     I.C. Isaacs & Company, Inc.
     Consolidated Condensed Statements of Cash Flows (Unaudited)
                (000's omitted except per share data)

                                                     Six Months Ended
                                                         June 30,
                                                     -----------------
                                                       2007     2006
                                                     -------- --------
Operating Activities
  Net (loss) income                                  $(5,486) $ 4,889
Adjustments to reconcile net income to cash provided
 by (used in) operating activities
  Provision for doubtful accounts                        401      135
  Write off of accounts receivable                      (426)    (142)
  Provision for sales returns and discounts              769    1,120
  Sales returns and discounts                         (1,050)  (1,699)
  Deferred tax asset                                      --     (650)
  Depreciation and amortization                          448      256
  Stock-based compensation                               454      774
(Increase) decrease in assets
  Accounts receivable                                  7,460   (4,183)
  Inventories                                          3,191   (5,766)
  Prepaid expenses and other                             143     (105)
  Other assets                                            (2)       4
 (Decrease) increase in liabilities
  Accounts payable                                    (1,561)   1,962
  Accrued expenses and other current liabilities       1,004   (1,992)
  Minimum pension liability                              210      221
                                                     -------- --------

Cash provided by (used in) operating activities        5,555   (5,176)
                                                     -------- --------

Investing Activities
  Capital expenditures                                  (246)    (110)
                                                     -------- --------

Cash used in investing activities                       (246)    (110)
                                                     -------- --------

Financing Activities
  Net change in overdrafts                                (7)    (447)
  Net (payments) borrowings on revolving line of
   credit                                             (3,390)   6,346
  Principal payments on long-term debt                    --   (1,106)
                                                     -------- --------

Cash (used in) provided by financing activities       (3,397)   4,793
                                                     -------- --------


Increase (decrease) in cash and cash equivalents       1,912     (493)
Cash and Cash Equivalents, at beginning of period        525      943
                                                     -------- --------

Cash and Cash Equivalents, at end of period          $ 2,437  $   450
                                                     -------- --------


     CONTACT: For: I.C. Isaacs & Company
              Investor Relations:
              Integrated Corporate Relations
              James Palczynski, 203-682-8229